Rhinebeck Bancorp, Inc. Reports

Results for the Quarter Ended June 30, 2026 and Completes Second-Step Conversion

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 23, 2026 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2026 of $2.6 million ($0.24 per basic and diluted share), which was $110,000, or 4.0%, lower than the comparable prior year period of $2.7 million ($0.25 per basic and diluted share). Net income for the six months ended June 30, 2026 of $4.8 million ($0.45 per basic and $0.44 per diluted share) was $182,000, or 3.6%, lower than the same period last year.

On July 21, 2026, Rhinebeck Bancorp, MHC, the former mutual holding company parent of the Company, completed its second-step conversion, after which Rhinebeck Bancorp, MHC ceased to exist. In connection with the second-step conversion, the Company conducted a public stock offering in which it sold 8,880,210 shares of its common stock at a price of $10.00 per share for total gross proceeds of $88.8 million. As part of the transaction, each outstanding share of Rhinebeck Bancorp, Inc., common stock owned by the public stockholders as of the closing date was converted into new shares of Rhinebeck Bancorp common stock based on an exchange ratio of 1.3978 shares of Rhinebeck Bancorp common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, Rhinebeck Bancorp, Inc. will have 15,638,237 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares. Earnings per share and other share information disclosed throughout this release do not reflect the effect of the Company’s conversion and related stock offering.

Financial highlights:

●	Second-quarter net income of $2.6 million, or $0.24 per diluted share
●	Net interest income increased 1.2% year-over-year
●	Non-interest income increased 8.8% year-over-year
●	Past-due loans decreased 34.6% from year-end
●	Deposits increased $29.6 million, or 2.7%, from December 31, 2025, excluding stock subscription funds
●	Second-step conversion completed July 21, generating $88.8 million in gross proceeds

The decrease in net income for the quarter ended June 30, 2026 as compared to the quarter ended June 30, 2025 was primarily due to an increase in non-interest expense, offset by an increase in net interest income and non-interest income. The Company’s return on average assets and return on average equity were 0.79% and 7.56% for the second quarter of 2026, respectively, as compared to 0.88% and 8.57% for the second quarter of 2025, respectively. The decrease in net income for the six months ended June 30, 2026 when compared to the six months ended June 30, 2025 was primarily due to an increase in non-interest expense and a decrease in non-interest income, partially offset by an increase in net interest income and a decrease in the provision for credit losses. The Company’s return on average assets and return on average equity were 0.75% and 7.03% for the first six months of 2026, respectively, as compared to 0.80% and 8.04% for the first six months of 2025, respectively.

President and Chief Executive Officer Matthew Smith said, “During the second quarter, we continued to make progress in repositioning the franchise for sustainable growth and profitability. Our results reflected increased net interest and non-interest income, continued discipline in managing funding costs, and meaningful improvement in past-due loans. We are also investing in talent, technology, and capabilities that will broaden our growth opportunities and strengthen the organization over time. The successful completion of our second-step conversion following quarter-end represents an important milestone for Rhinebeck Bancorp, Inc. and significantly strengthens our capital position. We remain focused on deploying that capital prudently as we expand our commercial banking capabilities, advance our retail and digital deposit initiatives, and invest in the infrastructure necessary to support responsible, sustainable growth.”

Income Statement Analysis

Net interest income increased $140,000, or 1.2%, to $11.6 million for the three months ended June 30, 2026, from $11.5 million for the three months ended June 30, 2025. The increase was primarily due to higher interest-earning asset balances and lower costs on interest-bearing liabilities, partially offset by lower yields on interest-earning assets and higher interest-bearing liability balances. The net interest margin decreased by 19 basis points to 3.78% and the interest rate spread decreased 13 basis points from 3.33% for the three months ended June 30, 2025 to 3.20% for the three months ended June 30, 2026. For the three months ended June 30, 2026, when compared to the three months ended June 30, 2025, the average balance of interest-earning assets increased by $73.5 million, or 6.3%, to $1.24 billion due to a $92.5 million increase in the average balance of cash and cash equivalents and a $19.7 million increase in the average balance of available for sale securities, offset by a $37.5 million decrease in the average balance of loans, while the average yield decreased by 26 basis points to 5.52% due to the lower interest rate environment and a higher composition of lower-yielding assets. The average balance of interest-bearing liabilities increased by $68.4 million, or 8.0%, primarily due to a $73.5 million increase in the average balance of deposits, partially offset by a $28.5 million decrease in the average balance of FHLB advances. The cost of interest-bearing liabilities decreased by 13 basis points to 2.32% due to the lower interest rate environment and the maturation of higher-yielding FHLB advances.

Year-to-date net interest income increased $297,000, or 1.3%, to $22.8 million from $22.5 million for the prior year six-month period, primarily due to higher interest-earning assets and lower costs on interest bearing liabilities, offset by a decreased yield on interest-earning assets and an increase in the balance of interest-bearing liabilities. The net interest margin decreased by 11 basis points to 3.77% for the six months ended June 30, 2026 from 3.88% for the six months ended June 30, 2025. The interest rate spread decreased by five basis points, from 3.23% for the six months ended June 30, 2025, to 3.18% for the same period in 2026. For the six months ended June 30, 2026, the average balance of interest-earning assets increased by $48.2 million, or 4.1%, to $1.22 billion while the average yield decreased by 19 basis points to 5.56%, when compared to the six months ended June 30, 2025. The average balance of interest-bearing liabilities increased by $43.1 million, or 5.0%, primarily due to an increase in the average balance of deposits, partially offset by a decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 14 basis points to 2.38% due to the lower interest rate environment.

The provision for credit losses increased by $90,000, or 89.1%, from a $101,000 credit for the quarter ended June 30, 2025 to an $11,000 credit for the current quarter. Net charge-offs increased $12,000, from $91,000 for the second quarter of 2025 to $103,000 for the second quarter of 2026. The increase was primarily due to increased net charge-offs of $47,000 in indirect automobile loans, substantially offset by decreased net charge-offs of $36,000 in consumer loans.

Year-to-date, the provision for credit losses decreased by $192,000, or 76.2%, from $252,000 for the six months ended June 30, 2025 to $60,000 for the six months ended June 30, 2026. The decrease in the provision was primarily due to lower loan balances, particularly indirect automobile loans. Net charge-offs increased $49,000, or 8.2% to $650,000 for the first six months of 2026 as compared to $601,000 for the first six months of 2025. The increase was primarily due to increased net charge-offs in indirect automobile loans of $223,000, substantially offset by a decrease of $182,000 in net charge-offs of commercial loans. The percentage of overdue account balances to total loans decreased to 1.03% as of June 30, 2026 from 1.52% as of December 31, 2025, while non-performing assets decreased $312,000, or 8.4%, to $3.4 million at June 30, 2026.

Non-interest income totaled $1.7 million for the three months ended June 30, 2026, an increase of $141,000, or 8.8%, from the comparable period in 2025, due primarily to an increase of $155,000, or 57.6%, in investment advisory fee income offset by a $69,000 decrease in net gain on sale of loans as we discontinued originating residential mortgage loans directly.

Non-interest income totaled $3.2 million for the six months ended June 30, 2026, a decrease of $144,000, or 4.3%, from the comparable period in 2025, driven primarily by a decrease of $207,000, or 27.3%, in other non-interest income and a $107,000 decrease in net gain on sales of loans. These decreases were partially offset by an increase in investment advisory income of $122,000.

For the three months ended June 30, 2026, non-interest expense totaled $10.0 million, an increase of $301,000, or 3.1%, compared to the same period in 2025. This increase was primarily driven by higher salaries and employee benefits of $296,000, higher professional fees of $144,000, and a rise in data processing costs of $71,000. These increases were partially offset by decreases in other non-interest expenses of $85,000, marketing expenses of $85,000, and FDIC deposit insurance and other insurance of $42,000.

For the six months ended June 30, 2026, non-interest expense totaled $19.7 million, an increase of $531,000, or 2.8%, compared to $19.2 million for the same period in 2025. The variance was primarily driven by a $695,000, or 6.7%, increase in salaries and employee benefits, reflecting increased compensation and medical insurance costs, and higher occupancy and data processing expenses, which rose $164,000 and $155,000, respectively. These operational increases were partially offset by a $260,000 decrease in other expenses, a $140,000 decrease in marketing expenses, and a $120,000 decrease in FDIC deposit insurance costs.

Balance Sheet Analysis

Total assets increased by $168.3 million, or 12.9%, to $1.47 billion at June 30, 2026, compared to $1.30 billion at December 31, 2025. The increase was primarily attributable to a $202.6 million, or 198.6%, increase in cash and cash equivalents reflecting $156.0 million in stock subscriptions awaiting the closing of the stock offering. Available-for-sale securities increased by $9.2 million, or 5.7%, primarily due to $22.4 million in purchases, partially offset by $12.7 million in paydowns, calls, and maturities and a $740,000 increase in unrealized losses.  The increase in total assets was partially offset by a decrease in loans receivable of $34.9 million, reflecting a $25.7 million reduction in indirect automobile loans in line with a strategic decision to reduce their concentration in the portfolio and an $11.6 million reduction in commercial real estate loans and a $4.4 million reduction in commercial and industrial loans, partially offset by an increase of $6.7 million in residential real estate loans. Other assets decreased by $7.2 million, largely due to a decrease in the fair value of the Company’s interest rate swaps.

Past due loans decreased $5.0 million, or 34.6%, between December 31, 2025 and June 30, 2026, to $9.5 million, or 1.03% of total loans, from $14.5 million, or 1.52% of total loans at year-end 2025. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards as well as a decrease in these loan balances. The allowance for credit losses was 0.83% of total loans and 227.06% of non-performing loans at June 30, 2026 as compared to 0.87% of total loans and 225.76% of non-performing loans at December 31, 2025. Non-performing assets totaled $3.4 million at June 30, 2026, a decrease of $312,000 from $3.7 million at December 31, 2025.

Total liabilities increased by $165.5 million, or 14.2%, to $1.33 billion at June 30, 2026, primarily driven by a $185.6 million, or 16.9%, increase in deposits which included $156.0 million in stock subscriptions, and a $3.8 million increase in mortgagors’ escrow accounts. The increases were slightly offset by a reduction in borrowings of $20.0 million, or 79.5%. The growth in deposits was attributable to a $170.1 million, or 19.6%, increase in interest-bearing deposits, which included $156.0 million in stock subscription deposits, while non-interest-bearing deposits increased by $15.5 million, or 6.8%. Uninsured deposits were approximately 36.7% and 27.9% of the Bank’s total deposits as of June 30, 2026 and December 31, 2025, respectively. Excluding the $156.0 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering in the second quarter of 2026, the Company's uninsured deposits to total deposits totaled 28.0% at June 30, 2026.

Stockholders' equity increased $2.8 million, or 2.0%, to $139.6 million at June 30, 2026. The increase was primarily due to $4.8 million in net income partially offset by a $1.8 million repurchase of common stock and a $733,000 increase in the net unrealized loss on available-for-sale securities. The Company's ratio of average equity to average assets was 10.59% for the six months ended June 30, 2026 and 10.09% for the year ended December 31, 2025.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the holding company of Rhinebeck Bank.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its twelve branches and three representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”, “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and trade restrictions and retaliatory measures impacting our borrowers and the broader economy, the impact of any federal government shutdown, debt ceiling impasses or fiscal uncertainty, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the ability to attract, develop and retain qualified personnel in a competitive labor market, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemics, extreme weather events, or risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest and Dividend Income
Interest and fees on loans	$14,449	$15,066	$28,787	$30,074
Interest and dividends on securities	1,360	1,275	2,772	2,626
Other interest income	1,204	414	2,065	693
Total interest and dividend income	17,013	16,755	33,624	33,393
Interest Expense
Interest expense on deposits	5,304	4,866	10,477	9,628
Interest expense on borrowings	77	397	321	1,236
Total interest expense	5,381	5,263	10,798	10,864
Net interest income	11,632	11,492	22,826	22,529
(Credit to) Provision for Credit Losses on loans	(11)	(101)	60	252
Net interest income after provision for credit losses on loans	11,643	11,593	22,766	22,277
Non-interest Income
Service charges on deposit accounts	744	728	1,508	1,501
Net gain on sales of loans	—	69	—	107
Increase in cash surrender value of life insurance	203	194	401	382
Net gain on disposal of premises and equipment	15	—	22	—
Investment advisory income	424	269	727	605
Other	357	342	551	758
Total non-interest income	1,743	1,602	3,209	3,353
Non-interest Expense
Salaries and employee benefits	5,538	5,242	11,071	10,376
Occupancy	1,127	1,115	2,350	2,186
Data processing	605	534	1,214	1,059
Professional fees	636	492	1,029	969
Marketing	138	223	283	423
FDIC deposit insurance and other insurance	253	295	472	592
Amortization of intangible assets	7	17	14	37
Other	1,704	1,789	3,313	3,573
Total non-interest expense	10,008	9,707	19,746	19,215
Net income before income taxes	3,378	3,488	6,229	6,415
Net Provision for Income Taxes	762	762	1,397	1,401
Net income	$2,616	$2,726	$4,832	$5,014

Earnings per common share:
Basic	$0.24	$0.25	$0.45	$0.47
Diluted	$0.24	$0.25	$0.44	$0.46

Weighted average shares outstanding, basic	10,829,944	10,787,446	10,836,517	10,782,259
Weighted average shares outstanding, diluted	10,958,117	10,954,124	10,970,534	10,939,842

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets
Cash and due from banks	$20,974	$15,893
Federal funds sold	279,963	83,157
Interest-bearing depository accounts	3,626	2,936
Total cash and cash equivalents	304,563	101,986

Available-for-sale securities (at fair value)	171,368	162,203
Loans receivable (net of allowance for credit losses of $7,695 and $8,353, respectively)	918,477	953,385
Federal Home Loan Bank stock	1,153	1,957
Accrued interest receivable	4,592	4,882
Cash surrender value of life insurance	31,397	30,996
Deferred tax assets (net of valuation allowance of $663 and $809, respectively)	4,623	4,941
Premises and equipment, net	13,249	13,621
Goodwill	2,235	2,235
Intangible assets, net	92	106
Other assets	18,303	25,454
Total assets	$1,470,052	$1,301,766
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$242,774	$227,272
Interest bearing	1,040,198	870,068
Total deposits	1,282,972	1,097,340

Mortgagors’ escrow accounts	13,206	9,399
Advances from the Federal Home Loan Bank	5,153	25,153
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	23,963	27,867
Total liabilities	1,330,449	1,164,914

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,180,786 and 11,141,033 at June 30, 2026 and December 31, 2025, respectively)	112	112
Additional paid-in capital	44,906	45,710
Unearned common stock held by the employee stock ownership plan	(2,728)	(2,837)
Retained earnings	105,976	101,797
Accumulated other comprehensive loss:
Net unrealized loss on available-for-sale securities, net of taxes	(6,840)	(6,255)
Defined benefit pension plan, net of taxes	(1,823)	(1,675)
Total accumulated other comprehensive loss	(8,663)	(7,930)
Total stockholders’ equity	139,603	136,852
Total liabilities and stockholders’ equity	$1,470,052	$1,301,766

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2026			2025
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest-bearing depository accounts and federal funds sold	$130,061	$1,204	3.71%	$37,527	$414	4.42%
Loans(1)	940,474	14,449	6.16%	978,022	15,066	6.18%
Available-for-sale securities	163,432	1,338	3.28%	143,756	1,208	3.37%
Other interest-earning assets	1,303	22	6.77%	2,496	67	10.77%
Total interest-earning assets	1,235,270	17,013	5.52%	1,161,801	16,755	5.78%
Non-interest-earning assets	87,498			87,246
Total assets	$1,322,768			$1,249,047
Liabilities and equity:
Subscription Deposits	$20,824	$8	0.15%	$—	$—	—%
NOW accounts	131,146	80	0.24%	118,195	58	0.20%
Money market accounts	238,920	1,523	2.56%	215,295	1,353	2.52%
Savings accounts	130,554	120	0.37%	134,314	130	0.39%
Certificates of deposit	385,544	3,543	3.69%	342,425	3,295	3.86%
Total interest-bearing deposits	906,988	5,274	2.33%	810,229	4,836	2.39%
Escrow accounts	11,060	30	1.09%	10,847	30	1.11%
Federal Home Loan Bank advances	5,154	—	—%	33,686	311	3.70%
Subordinated debt	5,155	77	5.99%	5,155	86	6.69%
Total other interest-bearing liabilities	21,369	107	2.01%	49,688	427	3.45%
Total interest-bearing liabilities	928,357	5,381	2.32%	859,917	5,263	2.45%
Non-interest-bearing deposits	231,793			231,573
Other non-interest-bearing liabilities	23,753			29,950
Total liabilities	1,183,903			1,121,440
Total stockholders’ equity	138,865			127,607
Total liabilities and stockholders’ equity	$1,322,768			$1,249,047
Net interest income		$11,632			$11,492
Interest rate spread			3.20%			3.33%
Net interest margin(2)			3.78%			3.97%
Average interest-earning assets to average interest-bearing liabilities			133.06%			135.11%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $52,000 and $86,000 for the three months ended June 30, 2026 and 2025, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

	For the Six Months Ended June 30,
	2026			2025
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

	(Dollars in thousands)
Assets:
Interest-bearing depository accounts	$110,962	$2,065	3.75%	$33,003	$693	4.23%
Loans(1)	945,212	28,787	6.14%	984,984	30,074	6.16%
Available-for-sale securities	162,181	2,712	3.37%	150,450	2,469	3.31%
Other interest-earning assets	1,676	60	7.22%	3,417	157	9.27%
Total interest-earning assets	1,220,031	33,624	5.56%	1,171,854	33,393	5.75%
Non-interest-earning assets	87,789			87,172
Total assets	$1,307,820			$1,259,026
Liabilities and equity:
Subscription Deposits	$10,412	$8	0.15%	$—	$—	—%
NOW accounts	127,035	152	0.24%	122,118	111	0.18%
Money market accounts	236,019	2,981	2.55%	210,683	2,588	2.48%
Savings accounts	129,980	249	0.39%	133,635	254	0.38%
Certificates of deposit	381,839	7,037	3.72%	335,917	6,625	3.98%
Total interest-bearing deposits	885,285	10,427	2.38%	802,353	9,578	2.41%
Escrow accounts	9,219	50	1.09%	9,220	51	1.12%
Federal Home Loan Bank advances	14,416	164	2.29%	54,211	1,063	3.95%
Subordinated debt	5,155	157	6.14%	5,155	172	6.73%
Total other interest-bearing liabilities	28,790	371	2.60%	68,586	1,286	3.78%
Total interest-bearing liabilities	914,075	10,798	2.38%	870,939	10,864	2.52%
Non-interest-bearing deposits	229,573			232,926
Other non-interest-bearing liabilities	25,638			29,379
Total liabilities	1,169,286			1,133,244
Total stockholders’ equity	138,534			125,782
Total liabilities and stockholders’ equity	$1,307,820			$1,259,026
Net interest income		$22,826			$22,529
Interest rate spread			3.18%			3.23%
Net interest margin(2)			3.77%			3.88%
Average interest-earning assets to average interest-bearing liabilities			133.47%			134.55%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $84,000 and $140,000 for the six months ended June 30, 2026 and 2025, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,	June 30,	June 30,		December 31,
	2026	2025	2026	2025	2025

Performance Ratios (1):
Return on average assets (2)	0.79%	0.88%	0.75%	0.80%	0.78%
Return on average equity (3)	7.56%	8.57%	7.03%	8.04%	7.77%
Net interest margin (4)	3.78%	3.97%	3.77%	3.88%	3.89%
Efficiency ratio	74.83%	74.13%	75.84%	74.24%	73.12%
Average interest-earning assets to average interest-bearing liabilities	133.06%	135.11%	133.47%	134.55%	134.72%
Total gross loans to total deposits	71.94%	90.08%	71.94%	90.08%	87.32%
Average equity to average assets (5)	10.50%	10.22%	10.59%	9.99%	10.09%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.83%	0.85%	0.83%	0.85%	0.87%
Allowance for credit losses on loans as a percent of non-performing loans	227.06%	283.14%	227.06%	283.14%	225.76%
Net charge-offs to average outstanding loans during the period (1)	0.04%	0.04%	0.14%	0.12%	0.20%
Non-performing loans as a percent of total gross loans	0.37%	0.30%	0.37%	0.30%	0.39%
Non-performing assets as a percent of total assets	0.23%	0.23%	0.23%	0.23%	0.28%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	14.61%	12.66%	14.61%	12.66%	13.57%
Total capital (to risk-weighted assets)	15.41%	13.45%	15.41%	13.45%	14.40%
Common equity Tier 1 capital (to risk-weighted assets)	14.61%	12.66%	14.61%	12.66%	13.57%
Tier 1 leverage ratio (to average total assets)	10.93%	10.64%	10.93%	10.64%	10.62%

Other Data:
Book value per common share			$ 12.49	$ 11.61	$ 12.28
Tangible book value per common share(7)			$ 12.28	$ 11.40	$ 12.07

(1)	Ratios for the three and six month periods ended June 30, 2026 and 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share”. Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	June 30,		December 31,
	2026	2025	2025
Book value per common share
Total shareholders' equity (book value) (GAAP)	$139,603	$128,957	$136,852
Total shares outstanding	11,181	11,105	11,141
Book value per common share	$12.49	$11.61	$12.28

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$139,603	$128,957	$136,852
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(92)	(129)	(106)
Tangible common equity (non-GAAP)	$137,276	$126,593	$134,511

Tangible book value per common share
Tangible common equity (non-GAAP)	$137,276	$126,593	$134,511
Total shares outstanding	11,181	11,105	11,141
Tangible book value per common share (non-GAAP)	$12.28	$11.40	$12.07

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com